BARRETT BUSINESS SERVICES, INC.

ARTICLES OF AMENDMENT

BARRETT BUSINESS SERVICES, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article III, Section (a) of the Charter of the Corporation is hereby amended and restated in its entirety as follows (the “Amendment”):

“ARTICLE III

(a) The aggregate number of shares which the Corporation shall have authority to issue is 82,500,000 which shall be divided into classes as follows:

Title of Class	No. of Shares
Preferred Stock, $.01 par value per share	500,000
Common Stock, $.01 par value per share	82,000,000”

SECOND: The Amendment has been recommended and advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

THIRD: Immediately before the Amendment, the total authorized shares of capital stock of the Corporation were 21,000,000 shares, of which 500,000 shares were Preferred Stock and 20,500,000 shares were Common Stock. Immediately after the Amendment, the total authorized shares of capital stock of the Corporation are 82,500,000 shares, of which 500,000 shares are Preferred Stock and 82,000,000 shares are Common Stock. The par value of the shares of each class of capital stock is $.01 per share, and the aggregate par value of all authorized shares of capital stock is $825,000. The Amendment did not effect any change in the information required by item (b)(2)(i) of Section 2-607 of the Maryland Code, Corporations and Associations.

FOURTH: The undersigned acknowledges these Articles of Amendment to be the act and deed of the Corporation, and further, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts relating to the Corporation are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, Barrett Business Services, Inc., has caused these Articles of Amendment to be signed in its name and on its behalf by its President and witnessed by its Secretary on this 4th day of June, 2024.

WITNESS: By:/s/ James Potts____________________ James Potts Secretary	BARRETT BUSINESS SERVICES, INC. By:/s/ Gary Kramer_____________ Gary E. Kramer President